Exhibit 4.107

LETTER OF OFFER

9 December 2005

To

Name of the shareholder

Address of the shareholder

(Client ID No. Client ID No. of the shareholder)

Dear Sirs,

Sub:	Issue of 70,986,318 new Equity Shares of Rs. 10 each in the capital of Hutchison Essar Limited (the “Company”) at a premium of Rs. 237.99 per share (together the “Rights Shares”) aggregating Rs. 17,603,897,000 (Rupees seventeen billion, six hundred and three million, eight hundred ninety seven thousand only)

The Board of Directors of the Company is pleased to offer you (this “Offer”), on a Rights basis, 6 (Six only) Rights Shares for every 29 (Twenty nine only) existing Equity Shares of Rs. 10 each of the Company held by you as of 8 December 2005 (the “Existing Equity Shares”), the aggregate issue size being 70,986,318 Rights Shares (“Rights Issue”), on the following terms and conditions:

1.	The Rights Issue opens on 9 December 2005 and closes on 9 January 2006 (“Closing Date”). However, if all the shareholders of the Company entitled to participate in this Rights Issue (the “Qualifying Shareholders”) accept, decline to participate and/or renounce all of their Rights Shares in favour of some other person approved by the Board of Directors of the Company (“Board”, which term includes a Committee thereof) and who has accepted and paid for the offer, before the Closing Date, then the Board shall have the right to allot the Rights Shares prior to the Closing Date.

2.	Except as otherwise specified in paragraph 3 below, the Rights Shares shall rank pari passu with all the Existing Equity Shares.

3.	The Rights Shares shall carry a right to receive dividend, if declared, every year except that in the financial year in which they are allotted, the Rights Shares shall carry a right to receive dividend pro rata for the period from the date of allotment.

4.	For purposes of compliance with applicable foreign investment restrictions, acceptance or renunciation in the Rights Issue for each existing Indian Shareholder is conditional upon the Company receiving such Indian Shareholder’s undertaking to maintain, together with any Indian Renouncee (as hereinafter defined), the Minimum Indian Content as specified below alongside such shareholder’s name:

Indian Shareholders	Minimum Indian Content
Indusind Telecom Networks Limited	2.77%
Jaykay Finholding (India) Private Limited, Telecom Investments India Private Limited and Usha Martin Telematics Limited, between them jointly undertake to maintain	12.26%
Vilsat Investments Private Limited and Essar Teleholdings Limited, between them jointly undertake to maintain	10.97%

Total:	26.00%

Provided that in the event of the Company issuing further shares and any of the above Indian Shareholders not participating in such issue, or participating in such issue to an extent lower than their pro rata share, then the above applicable Minimum Indian Content percentage shall be reduced for that Indian Shareholder by the same percentage as the dilution of that Indian Shareholder’s aggregate shareholding in the Company upon completion of the further share issue.

The term “Foreign Holding” shall mean any foreign holding of securities by any Person who is not an Indian Person, including, without limitation, any holding by Foreign Institutional Investors (FIIs), Non Resident Indians (NRIs), Overseas Corporate Bodies (OCBs) and any holding in the form of Foreign Currency Convertible Bonds (FCCBs), American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or convertible or equity or equity linked securities.

The term “Indian National” shall mean a citizen of India as defined under the Indian Citizenship Act, 1955, as amended, who is a “person resident in India” as defined under Section 2(v) of the Indian Foreign Exchange Management Act, 1999, as amended.

The term “Indian Person” shall mean (a) any Indian National; (b) any person incorporated under the Indian Companies Act (or other applicable Indian law) that is directly or indirectly majority beneficially owned and controlled to the satisfaction of the Board, by Indian Persons; or (c) any person considered to qualify as an Indian Person with the approval of the Company and any relevant governmental authority.

The term “Indian Shareholder” shall mean each direct shareholder of the Company who is an Indian Person. For avoidance of doubt, the following currently are Indian Shareholders:

(a)	Indusind Telecom Networks Limited;

(b)	Jaykay Finholding (India) Private Limited, Telecom Investments India Private Limited and Usha Martin Telematics Limited; and

(c)	Vilsat Investments Private Limited and Essar Teleholdings Limited.

The term “Minimum Indian Content” in relation to any Indian Shareholder shall mean the aggregate of all equity in the Company, whether directly or indirectly held by any Indian Person through such Indian Shareholder, less any proportionate indirect Foreign Holding in the Company as a result of direct or indirect Foreign Holding in such Indian Shareholder

5.	Acceptance of this Offer should be made to the Company in writing. The attached application form (Annexure A), complete in all respects along with the payment in accordance with the instructions given below, should reach the Company at its registered office, on or before 5 p.m. on the Closing Date. If this Offer is not accepted or payment in respect thereof is not received by the specified time on the Closing Date, this offer would be deemed to have been declined.

6.	In the event you wish to apply for additional Rights Shares, kindly indicate the number of additional Rights Shares you may wish to apply for in your acceptance of this offer and arrange to despatch it to the Company’s registered office on or before 5p.m. on the Closing Date. Upon the Company determining the number, if any, of additional shares to be allocated to you, you will be requested to make further payment in this respect as the Directors specify.

7.	If you wish to renounce all or part of your rights in favour of a third party (“Renouncee”), you may do so, as per the form attached herewith (Annexure B), provided that the Board reserves the right to accept or reject any application by the Renouncee(s) in whole or in part without assigning any reason thereof. Please note that the shareholding in the Company is subject to certain conditions as to the Minimum Indian Content in each Indian Shareholder as set out in paragraph 4 above and any renunciation by an Indian Shareholder may only be made in favour of an Indian National or if a company, then such company to be 100% owned and controlled by Indian Nationals (“Indian Renouncee”). Further non-resident investment in the Company would be subject to the foreign investment guidelines as well as the provisions of the Foreign Exchange Management Act, 2000.

8.	If called upon at any time by the Board to do so:

(a)	an Indian Shareholder must satisfy the Company that it maintains its Minimum Indian Content; and

(b)	an Indian Renouncee (and any person who takes transfer of shares from an Indian Renouncee) must satisfy the Company that it is an Indian National or if a company, that such company is 100% owned and controlled by Indian Nationals.

If the Indian Shareholder, Indian Renouncee or transferee of an Indian Renouncee is not able to so satisfy the Company after having been given at least 45 days written notice to do so, the forfeiture consequences set out in the schedule hereto in respect of such proportion of its shares in the Company as will be required to address the relevant Minimum Indian Content issue arising as a result will apply and the Company shall be entitled, by a resolution of the Board, to forfeit such shares.

9.	After the Closing Date, the Board may dispose of the unsubscribed Rights Shares not accepted and paid for by all Qualifying Shareholders by the Closing Date, in such manner as they think fit.

10.	Payments in respect of the Rights Issue shall be made as follows:

Instructions for payment by cheque/ demand draft

Cheques/ Demand Draft should be drawn in favour of “Hutchison Essar Limited” and made payable at par at Mumbai.

Swift Code details for remittance (US Dollars)

Request your bank to:

REMIT by	SWIFT MT100/103

To HSBC MUMBAI	Hongkong & Shanghai Banking Corporation Ltd., 52/60, M. G. Road, Mumbai – 400 001

HSBC Mumbai SWIFT ADDRESS	HSBCINBB

For Credit to Current A/c	00 2489946 001

A/c holder:	HUTCHISON ESSAR LIMITED

HSBC NEW YORK CHIPS CODE	302755

HSBC NEW YORK SWIFT ADDRESS	MRMDUS33

HSBC NEW YORK ROUTING NO.	021-001-088

Yours faithfully,
For HUTCHISON ESSAR LIMITED

Krishnan S. Iyer
Company Secretary

SCHEDULE

Forfeiture Provisions

If the requirements of any notice referred to in paragraph 8 of this letter are not complied with within the 45 day time limit, or such longer period as the Board may determine, then any share in respect of which the notice has been given may, at any time thereafter provided that compliance with the requirements described in paragraph 8(a) or 8(b) as applicable has not since been established to the satisfaction of the Board, be forfeited by a resolution of the Board to that effect:

(1)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit.

(2)	At any time before a sale or disposal as aforesaid, the Board may cancel the forfeiture on such terms as it thinks fit.

(3)	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares.

(4)	A duly verified declaration in writing that the declarant is a director, or the secretary, of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

(5)	The Company may receive the consideration, if any, given for the share on any sale or disposal thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of.

(6)	The transferee shall thereupon be registered as the holder of the share.

(7)	The transferee shall not be bound to see to the application of the purchase money, if any, nor shall such transferee’s title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

(8)	The Company shall hold all proceeds of the sale or disposal of the share, including any rights attached and accrued thereto prior to such disposal, for the account of the Indian Shareholder and such proceeds shall be provided to such Indian Shareholder as soon as they are available and after deduction by the Company of all costs and expenses incurred by it in exercising the right of forfeiture.

Date:	Annexure A

Form of Acceptance

The Board of Directors

HUTCHISON ESSAR LIMITED

Hutch House, Peninsula Corporate Park

Ganpatrao Kadam Marg, Lower Parel

Mumbai - 400 013

Dear Sirs,

Sub: Your letter of offer dated 9 December 2005

Client ID No. Client ID No. of the shareholder

This has reference to your letter of offer dated 9 December 2005 (“Offer Letter”). All capitalized terms used in this letter shall have the same meaning as ascribed to them in the Offer Letter unless otherwise stated. In this connection, I/We apply for allotment of Rights Shares as indicated below:

No. of Existing Equity Shares held	No. of Rights Shares entitled	No. of Rights Shares applied for	Total no. of Rights Shares applied for	Amount paid In Rs. @ Rs. 247.99 per Rights Share	No. of additional Rights Shares, if any, applied for
No. of shares held by shareholder	No. of shares offered to shareholder

I/We make the payment in this regard by Cheque/ Demand Draft as per details given below/ by remittance of funds on              to the bank account specified in the Offer Letter (copy of remittance advice enclosed):

Cheque/Demand Draft No.	__________________________________________________

Cheque/Demand Draft Date	__________________________________________________

Drawn on: Bank	__________________________________________________

Bank Branch	__________________________________________________

Amount Rs. (In Figures)	__________________________________________________

Amount Rs. (In words)	__________________________________________________

Towards ## no. of Rights Shares of Rs. 10 each at a premium of Rs. 237.99 per Rights Share

In consideration of the allotment to me/us of the Rights Shares, I/we [jointly together with ……………] hereby agree to the terms and conditions set out in the Offer Letter.

I/we acknowledge that the provisions as to Minimum Indian Content may need to be incorporated into the Articles of Association of the Company and hereby agree and accept that I/we will take all steps reasonably available to me/us to procure the amendment of the Articles of Association of the Company to the extent necessary so the same are consistent with the provisions contained in the Offer Letter and this letter of acceptance. In this regard, I/we acknowledge that the attached Power of Attorney has been duly authorized, and is a valid, legal and binding obligation, enforceable against me/us.

I/we hereby agree to accept the Rights Shares allotted to me/us upon the terms and conditions of the Offer Letter and this acceptance, subject to the provisions of the Memorandum and Articles of Association of the Company, as amended from time to time.

Yours truly,

(Signature of shareholder):

Name: Name of the shareholder

Annexure B

Part I - Form of Renunciation & Form of Application by Renouncee(s)

Date:

The Board of Directors

HUTCHISON ESSAR LIMITED

Hutch House, Peninsula Corporate Park

Ganpatrao Kadam Marg, Lower Parel

Mumbai - 400 013

Dear Sirs,

Sub: Your letter of offer dated 9 December 2005

Client ID No. Client ID No. of the shareholder

This has reference to your letter of offer dated 9 December 2005 (“Offer Letter”). All capitalized terms used in this letter shall have the same meaning as ascribed to them in the Offer Letter unless otherwise stated. I/We hereby renounce my/our rights to Rights Shares shown in block below, in favour of the person(s) accepting the same and signing the Part II below. /We have not made any application to the Company for allotment of these Rights Shares in my/our names.

Number of Rights Shares renounced in figures	__________________________________________________

Number of Rights Shares renounced in words	__________________________________________________

Name of sole/ first shareholder	Name of the shareholder

Signature of sole/ first shareholder

Name of second shareholder

Signature of second shareholder

Part II Form of application by Renouncees

The Board of Directors

The Board of Directors

HUTCHISON ESSAR LIMITED

Hutch House, Peninsula Corporate Park

Ganpatrao Kadam Marg, Lower Parel

Mumbai - 400 013

Sub: Your letter of offer dated 9 December 2005

Dear Sirs,

This has reference to your letter of offer dated 9 December 2005 (“Offer Letter”) and the form of renunciation signed by Name of the shareholder. All capitalized terms used in this letter shall have the same meaning as ascribed to them in the Offer Letter unless otherwise stated. I/We apply for allotment of Rights Shares as indicated below:

No. of Rights Shares renounced	Total no. of Rights Shares applied for	Amount paid @ Rs. 247.99 per Rights Share

In consideration of the above I hereby agree to the terms and conditions set out in the Offer Letter

Further, I confirm that I am an Indian National/ an Indian Person owned as to 100% by Indian Nationals and that I agree to maintain such status throughout the period of the ownership of these Rights Shares. I acknowledge that, without the prior written consent of the Board, which may be given subject to appropriate conditions or withheld in its absolute discretion, these Equity Shares may not be transferred to any party other than an Indian National or an Indian Person owned as to 100% by Indian Nationals. 1

I acknowledge that the above provisions on Indian Nationality and those related to Minimum Indian Content may need to be incorporated into the articles of association of the Company and hereby agree and accept that I will take all steps reasonably available to me to procure the amendment of the articles of association of the Company to the extent necessary so the same are consistent with the provisions contained in the Offer Letter and this letter of acceptance. In this regard, I/we acknowledge that the attached Power of Attorney has been duly authorized, and is a valid, legal and binding obligation, enforceable against me/us.

[1]	Only applicable to Indian Shareholders. Delete if you are not an Indian Shareholder.

We make the payment in this regard by Cheque/ Demand Draft as per details given below/ by remittance of funds on              to the bank account specified in the Letter of Offer (copy of remittance advice enclosed):

Cheque/Demand Draft No.	__________________________________________________

Cheque/Demand Draft Date	__________________________________________________

Drawn on: Bank	__________________________________________________

Bank Branch	__________________________________________________

Amount Rs. (In Figures)	__________________________________________________

Amount Rs. (In words)	__________________________________________________

Towards ## no. of Rights Shares of Rs. 10 each at a premium of Rs. 237.99 per Rights Share

I/we enclose/ have remitted the amount at the rate of Rs. 247.99 per Rights Share as per the terms of the Offer Letter, payable on application. I/we hereby agree to accept the Rights Shares allotted to me/us upon the terms and conditions of the Offer Letter and subject to the provisions of the Memorandum and Articles of Association of the Company, as amended from time to time.

	Name in Full	Father’s/ Husband’s Name	Age	Signature
Sole/ First Applicant
Second Applicant
Third Applicant

	PAN/GIR No.	Bank account No.	Bank & Branch
Sole/ First applicant
Second Applicant
Third Applicant

Address of the sole/first applicant

DP ID No.

Client ID No.

Name of Depository participant

Please note that the equity shares of the Company are dematerialised with Central Depository Services (India) Limited and accordingly, the renouncee is required to hold a CDSL DP account.

Specimen signatures of

Sole/First applicant	__________________________________________________

Second Applicant	__________________________________________________

Third applicant	__________________________________________________

Yours truly,

Signature of Renouncee

Name: